Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Stein Mart, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-148007, 333-160248, 333-181933, 333-214865, 333-214866, 333-225989, 333-225990) on Form S-8 of Stein Mart, Inc. of our report dated March 28, 2019, with respect to the consolidated balance sheets of Stein Mart, Inc. as of February 2, 2019 and February 3, 2018, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended February 2, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the February 2, 2019 annual report on Form 10-K of Stein Mart, Inc.

Our report refers to a change in the Company’s method of accounting for revenue from contracts with customers in 2018 due to the adoption of the new revenue standard.

/s/ KPMG LLP

Jacksonville, Florida

March 28, 2019